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                                                                    EXHIBIT 4.11

          EXPENSE AGREEMENT GUARANTEE (this "Agreement"), dated as of November 12, 1998, between MCI WORLDCOM, Inc., a Georgia corporation, formerly known as WorldCom, Inc. ("MCI WorldCom" or the "Guarantor"), and MCI Capital I, a Delaware business trust (the "Trust").

          WHEREAS, MCI Communications Corporation (formerly known as TC Investments Corp.), a Delaware corporation and a wholly owned subsidiary of MCI WorldCom ("MCI" or the "Company"), and the Trust are parties to that certain Agreement as to Expenses and Liabilities (the "Expense Agreement"), dated as of May 29, 1996, pursuant to which MCI has irrevocably and unconditionally guaranteed to each Beneficiary (as defined in the Expense Agreement) the full payment when and as due of any and all Obligations (as defined in the Expense Agreement) of the Trust; and

          WHEREAS, pursuant to the terms of an Amended and Restated Trust Agreement, dated as of May 29, 1996 (the "Trust Agreement"), the Trust has (i) issued to the public $750,000,000 aggregate liquidation amount of its 8.00% Cumulative Quarterly Income Preferred Securities, Series A (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, (ii) issued to MCI, in its capacity as depositor of the Trust, $23,195,900 of its Common Securities (the "Common Securities"), and (iii) used the proceeds of the issuance of the Preferred Securities and Common Securities to purchase from MCI $773,195,900 in aggregate principal amount of MCI's 8.00% Junior Subordinated Deferrable Interest Debentures, Series A (the "Debentures"), issued pursuant to a Junior Subordinated Indenture (the "Indenture"), dated as of May 29, 1996; and

          WHEREAS, the Guarantor desires to unconditionally and irrevocably guarantee, on a subordinated basis, the full and punctual payment and performance (within applicable grace periods) of all the obligations of the Company under the Expense Agreement;

          NOW, THEREFORE, the Guarantor and the Trust hereby agree as follows:

          SECTION 1. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to them in the Expense Agreement. In addition, the following terms shall have the following meanings:

          "Company" shall have the meaning set forth in the Recitals.

          "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued




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for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every guarantee of or responsibility or liability for, direct or indirect, as obligor or otherwise (a) any obligation of the types referred to in clauses (i) through
(v) of another Person or (b) the payment of any and all dividends of another Person.

          "Guarantee" shall have the meaning set forth in Section 2 hereof.

          "Guarantor" shall have the meaning set forth in the Recitals.

          "Guarantor Senior Debt" means the principal of (and premium, if any) and interest, if any (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Guarantor, whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are not superior in right of payment to the Guarantee or to other Debt of the Guarantor which is pari passu with, or subordinated to, the Guarantee, provided, however, that Guarantor Senior Debt shall not be deemed to include (a) any Debt of the Guarantor which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to the Guarantor, (b) any Debt of the Guarantor to any of its Subsidiaries, other than Debt to a Subsidiary the proceeds of which the Guarantor used to pay Guarantor Senior Debt
(c) any Debt to any employee of the Guarantor, (d) any liability for taxes or
(e) any Debt or other monetary obligations to trade creditors created or assumed by the Guarantor or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services.

          "Indenture" shall have the meaning ascribed to it in the Recitals.

          "Preferred Securities" shall have the meaning ascribed thereto in the Recitals.

          "MCI WorldCom" shall have the meaning set forth in the Recitals.

          "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

          SECTION 2. The Guarantee. (a) Subject to the terms and conditions hereof, the Guarantor hereby irrevocably and unconditionally guarantees, on a subordinated basis as set forth herein (the "Guarantee"), to each Beneficiary (without duplication of amounts theretofore paid by the Trust or the Company), the full payment, when and as due, of any and

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all obligations of the Company under the Expense Agreement. This Guarantee is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

          (b) Except as provided herein, the obligations of the Company under the Expense Agreement remain in full force and effect.

          SECTION 3. Waiver of Notice. The Guarantor hereby waives notice of acceptance of the Guarantee and of any liability to which it applies or may apply, and the Guarantor hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 4. No Impairment. The obligations, covenants, agreements and duties of the Guarantor under the Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the extension of time for the payment by the Company of all or any portion of any monetary obligation of the Company under the Expense Agreement, or for the performance of any other obligations of the Company under, arising out of, or in connection with the Expense Agreement;

          (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries pursuant to the terms of the Expense Agreement, or any action on the part of the Company or the Trust granting indulgence or extension of any kind;

          (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Company or the Trust or any of the assets of the Company or the Trust.

          There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

          SECTION 5. Subordination. (a) Guarantee Subordinate to Guarantor Senior Debt. The Guarantee is hereby expressly subordinated in right of payment, to the prior payment in full of all Guarantor Senior Debt, and such subordination is for the benefit of the holders of such Guarantor Senior Debt.

          (b) Payment Over of Proceeds Upon Dissolution, Etc. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Guarantor (each such event, if any, herein sometimes referred to as a "Proceeding"), then the holders of Guarantor Senior Debt shall be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Guarantor Senior Debt, or provision shall be made for such

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payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, before any payment is made in respect of the Guarantee.

          In the event that, notwithstanding the foregoing provisions of this Section, any Beneficiary shall have received any payment of the Guarantor in respect of the Guarantee, before all Guarantor Senior Debt is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to such Beneficiary, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Guarantor for application to the payment of all Guarantor Senior Debt remaining unpaid, to the extent necessary to pay all Guarantor Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Guarantor Senior Debt.

          (c) Prior Payment of Guarantor Senior Debt. In the event that any payments are due pursuant to the Guarantee, then and in such event the holders of the Guarantor Senior Debt shall be entitled to receive payment in full of all amounts due on or in respect of such Guarantor Senior Debt (including any amounts due upon acceleration or otherwise), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, before any payments are made on account of the Guarantee.

          In the event that, notwithstanding the foregoing, the Guarantor shall make any payment to any Beneficiary prohibited by the foregoing provisions of this Section 5(c), and if such fact shall, at or prior to the time of such payment, have been made known to such Beneficiary, then and in such event such payment shall be paid over and delivered forthwith to the Guarantor.

          The provisions of this Section 5(c) shall not apply to any payment with respect to which Section 5(b) of this Agreement would be applicable.

          (d) No Payment When Guarantor Senior Debt in Default. (i) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Guarantor Senior Debt, or in the event that any event of default with respect to any Guarantor Senior Debt shall have occurred and be continuing and shall have resulted in such Guarantor Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (ii) in the event any judicial proceeding shall be pending with respect to any default in payment or such event of default, then no payment shall be made by the Guarantor on account of the Guarantee.

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          In the event that, notwithstanding the foregoing, the Guarantor shall make any payment to any Beneficiary, prohibited by the foregoing provisions of this Section 5(d), and if such fact shall, at or prior to the time of such payment, have been made known to such Beneficiary then and in such event such payment shall be paid over and delivered forthwith to the Guarantor.

          The provisions of this Section 5(d) shall not apply to any payment with respect to which Section 5(b) of this Agreement would be applicable.

          (e) Payment Permitted If No Default. Nothing contained in this
Section 5 or elsewhere in this Agreement or the Expense Agreement shall prevent
(i) the Guarantor, at any time except during the pendency of any proceeding referred to in Section 5(b) of this Agreement or under the conditions described in Sections 5(c) and 5(d) of this Agreement, from making payments at any time in respect of this Guarantee.

          (f) Subrogation to Rights of Holders of Guarantor Senior Debt.
Subject to the payment in full of all Guarantor Senior Debt, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Guarantor Senior Debt, the Beneficiaries shall be subrogated to the extent of the payments or distributions made to the holders of such Guarantor Senior Debt pursuant to the provisions of this Section 5 (equally and ratably with the holders of all indebtedness of the Guarantor which by its express terms is subordinated to Guarantor Senior Debt to substantially the same extent as the Guarantee is subordinated to the Guarantor Senior Debt and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Guarantor Senior Debt) to the rights of the holders of such Guarantor Senior Debt to receive payments and distributions of cash, property and securities applicable to the Guarantor Senior Debt until the payments due under the Guarantee shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Guarantor Senior Debt of any cash, property or securities to which the Beneficiaries would be entitled except for the provisions of this Section 5, and no payments over pursuant to the provisions of this Section 5 to the holders of Guarantor Senior Debt by any Beneficiary, shall, as among the Guarantor, its creditors other than holders of Guarantor Senior Debt, and the Beneficiaries, be deemed to be a payment or distribution by the Guarantor to or on account of the Guarantor Senior Debt.

          (g) Provisions Solely to Define Relative Rights. The provisions of this Section 5 are and are intended solely for the purpose of defining the relative rights of the Beneficiaries on the one hand and the holders of Guarantor Senior Debt on the other hand. Nothing contained in this Section 5 or elsewhere in this Agreement or in the Expense Agreement is intended to or shall
(i) impair, as between the Guarantor and the Beneficiaries, the obligations of the Guarantor, which are absolute and unconditional, to pay to the Beneficiaries, all payments due on the Guarantee; or (ii) affect the relative rights against the Guarantor of the Beneficiaries and creditors of the Guarantor other than their rights in relation to the holders of Guarantor Senior Debt; or
(iii) prevent the Beneficiaries from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, including, without limitation, filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 5 of the holders of Guarantor Senior Debt to receive cash, property and securities otherwise payable or deliverable to the Beneficiaries.

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          (h) No Waiver of Subordination Provisions. No right of any present or future holder of any Guarantor Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Section 5, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

          SECTION 6. Enforcement. A Beneficiary may enforce this Agreement directly against the Guarantor and the Guarantor waives any right or remedy to require that any action be brought against the Trust, the Company or any other person or entity before proceeding against the Guarantor.

          SECTION 7. Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Company and the Trust in respect of any amounts paid to the Beneficiaries by the Guarantor under this Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

          SECTION 8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          SECTION 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

          SECTION 10. Headings. The headings of this Agreement are for reference only and shall not limit or otherwise affect the meaning hereof.

          SECTION 11. Separability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

          SECTION 12. Termination. This Agreement shall terminate automatically upon the termination of the Expense Agreement; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if and to the extent the Expense Agreement continues to be effective or is reinstated for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

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          SECTION 13. Successors and Assigns. All guarantees and agreements of the Guarantor contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Beneficiaries. In the event that the Guarantor shall assign its obligations contained in this Agreement, the Guarantor shall be discharged from all obligations and covenants of the Guarantor under this Agreement to the fullest extent permitted by law.

          SECTION 14. Amendment. So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

          SECTION 15. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

                           MCI Capital I
                           c/o Wilmington Trust Company
                           1100 North Market Street
                           Wilmington, Delaware  19890
                           Facsimile No.:  (302) 651-8882
                           Attn:  Corporate Trust Department

                           MCI WORLDCOM, Inc.
                           515 East Amite St.
                           Jackson, MS 39201
                           Facsimile No.: 601-360-8110
                           Attn: Treasurer




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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                               MCI WORLDCOM, INC.


                               By: /s/ SCOTT D. SULLIVAN
                                   -----------------------------------------
                                   Name:    Scott D. Sullivan
                                   Title:   Chief Financial Officer

                               MCI CAPITAL I


                               By: /s/ SCOTT D. SULLIVAN
                                   -----------------------------------------
                                   Name:    Scott D. Sullivan
                                   Title:   Administrative Trustee


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